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                                                                    EXHIBIT (99)




                              FOR IMMEDIATE RELEASE

                        For Further Information Contact:

                              J. Gregory Kasun, President and CEO
                              Telephone:  (619) 450-3135



                             MISSION WEST PROPERTIES
                                    DECLARES
                                SPECIAL DIVIDEND


     SAN DIEGO, CALIFORNIA, February 4, 1997 -- Mission West Properties (ASE/PSE: MSW) today declared a special cash dividend of $9.00 per share on its common stock payable February 27, 1997 to shareholders of record on February 19, 1997. The shares will trade ex-dividend on February 28, 1997 (see below). As previously announced, the Company completed the sale of most of its real estate assets on January 22, 1997; completion of the sale of the Company's leasehold properties at Palomar-McClellan Airport was deferred until a later date, not more than 120 days subsequent to the January 22nd closing. The dividend represents the currently available portion of the net proceeds from the real estate assets sold. The Airport property is under contract for sale at $3,000,000, subject to payment of transaction costs.

     Because of the magnitude of this special dividend in relation to the market price of the Company's shares, the American Stock Exchange has determined that the Company's shares will trade ex-dividend on February 28, 1997. Shareholders are advised that if they sell their shares before the February 28th ex-dividend date, they will transfer the right to receive the dividend to the purchasers of the shares.

     Commenting on the dividend declaration, J. Gregory Kasun, President and Chief Executive Officer, stated, "This dividend distribution marks the successful completion of the sale of all our assets, except the leasehold at Palomar Airport, which we anticipate to close in the next few months. Our ambition was to arrange and close a transaction that would provide the best value to our shareholders and are pleased to now return that value to the shareholders in the form of a cash dividend. We do anticipate a second, much smaller, distribution after closing the Airport transaction and after the Board of Directors considers and sets the future strategic course of the Company. The timing and magnitude of such a distribution, if any, is not presently determinable."

     Mission West is 49-percent owned by Triton Group Ltd. (AMEX: TGL), a San Diego holding company.


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